Ironclad Performance Wear Announces Agreement in Principle to Settle

ORR Safety Corporation Lawsuit and Reports Second Quarter 4.3% Sales Increase and

9.7% Gross Profit Increase from Prior Year

FARMERS BRANCH, TX – August 11, 2016 – Ironclad Performance Wear Corporation (ICPW:QB), the recognized leader in high-performance task-specific work gloves, has reached an agreement in principle to settle its lawsuit with ORR Safety Corporation. The terms of the agreement are confidential. ORR will continue to be an important distributor of Ironclad’s product, but Ironclad can also sell KONG through all distribution channels. Both Ironclad and ORR Safety emphasized their belief in the KONG brand, and intend to move forward together to sell KONG products. Both parties expressed that they are pleased with the terms of the settlement.

Ironclad reported financial results for the second quarter and year to date ended June 30, 2016.

The Company reported increased Net Sales for the quarter of $5.40 million, a 4.3% increase from $5.17 million in the second quarter of 2015, on stronger sales from the industrial and retail segments and patent licensing fees.

For the 2nd quarter, the Company’s industrial segment recorded a 12% revenue increase. Notwithstanding the segment increase in sales driven by its expanding distributor base, Ironclad offset a 48% decrease in segment sales attributable to sales to ORR Safety. Ironclad is optimistic this trend will ease as a result of the settlement of the litigation between the parties.

The Company also recorded a 48% increase in revenues for its retail segment, continuing to gain traction with new accounts and expanded placements nation-wide.

The Company’s private label business declined as expected due to the discontinuance of the 5.11 tactical program. International segment revenues also declined 22% for the 2nd quarter of 2016. The Company had shipped a significant one-time roll out order for a major international customer in Q2 of 2015; this was nearly offset in Q2 of 2016 with stronger orders from its rapidly expanding international distributor base and improved sales from its Australian partner, Performance on Hand.

Gross Profit dollars increased 9.7% to $1.95 million, or 36.1% of Net Sales, compared to $1.78 million, or 34.4% of Net Sales, in the second quarter of 2015.

Operating Expenses in the second quarter were $2.51 million or 46.5% of Net Sales, as compared to $1.93 million or 37.2% of Net Sales during the same period last year. The increase in Operating Expenses was primarily driven by legal costs resulting from the Company’s litigation with ORR Safety, which will now cease with the settlement of the lawsuit. To a lesser extent, the increase in Operating Expenses was attributable to investment in personnel required to drive our increased industrial and retail business.

As a result of the above, Loss from Operations increased by $411,587, to a loss of $561,315, from a loss of $149,728 in the second quarter of 2015.

Interest Expense increased $27,300 to $47,493 in the second quarter of 2016 from $20,193 in the same period of 2015. This increase is due to increased borrowings under our bank line of credit agreement.

Net Loss for the second quarter of 2016 was $608,783, or $0.01 per share, as compared to a loss of $169,914, or $0.00 per share, in the same period last year.

Ironclad’s Chief Executive Officer, Jeffrey Cordes, commented: “In the midst of an extremely difficult industrial market, we continue to grow our business. As we continue to execute the roll out of our products across the North American Grainger network, we are also rapidly adding domestic and international distributors that are more than offsetting the former ORR Safety revenue. Retail clearly has also found traction with significant increases this quarter and new customers including Zoro, Boot Barn and Menards. It is exciting to see this business taking hold.

While the quarter to quarter impact of a very depressed oil and gas market is uncertain, our expansion of segments outside of oil and gas is placing us on a path to solid growth at Ironclad.

In regard to the litigation with ORR Safety, we are pleased to have reached an agreement in principle to settle the lawsuit, and we are thrilled to have this matter behind us.”

Conference Call

Ironclad Performance Wear will hold a conference call to discuss second quarter 2016 financial results on Thursday, August 11th, at 3:30 p.m. Central Time (4:30 p.m. Eastern Time). To participate in the conference call, interested parties should dial:

Date: Aug 11th, 2016

Time: 4:30 p.m. Eastern Time (3:30 p.m. Central Time)

Domestic Dial-In Number: 1-877-604-9665

International Dial-In Number: 1-719-325-4874

Conference ID Number: 4382648

The conference call will be broadcast simultaneously and available for replay at: http://public.viavid.com/index.php?id=120748 and also via the landing page of the Company's Website at www.ironclad.com.

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization.

Replay Dial-In Numbers:

TOLL-FREE 1-877-870-5176

TOLL/INTERNATIONAL 1-858-384-5517

From: 08/11/16 at 7:30 pm Eastern Time

To: 09/11/16 at 11:59 pm Eastern Time

Replay Pin Number: 4382648

The Company's financial results will be posted online at www.ironcladinvestor.com once they are publicly released.

About Ironclad Performance Wear Corporation

Ironclad Performance Wear is a leader in high-performance task-specific work gloves. It created the performance work glove category in 1998, and continues to leverage its leadership position in the safety, construction and industrial markets through the design, development and distribution of specialized task-specific gloves for industries such as oil & gas extraction; automotive; and police, fire, first-responder and military. Ironclad engineers and manufactures its products with a focus on innovation, design, advanced material science and durability. Ironclad's gloves and apparel are available through industrial suppliers, hardware stores, home centers, lumber yards, and sporting goods retailers nationwide; and through authorized distributors in North America, Europe, Australia and Asia.

Built Tough for the Industrial Athlete™

For more information on Ironclad, please visit the Company's Website at www.ironclad.com.

Information about Forward-Looking Statements

This release contains "forward-looking statements" that include information relating to future events and future financial and operating performance. Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which that performance or those results will be achieved. Forward-looking statements are based on information available at the time they are made and/or management's good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause these differences include, but are not limited to: fluctuations in demand for Ironclad's products, the introduction of new products, Ironclad's ability to maintain customer and strategic business relationships, the impact of competitive products and pricing, growth in targeted markets, the adequacy of Ironclad's liquidity and financial strength to support its growth, and other information that may be detailed from time-to-time in Ironclad's filings with the United States Securities and Exchange Commission. Examples of such forward looking statements in this release include statements regarding trends in segment sales, our expanding distributor base and improved international sales, and executing on growth initiatives. For a more detailed description of the risk factors and uncertainties affecting Ironclad, please refer to the Company's recent Securities and Exchange Commission filings, which are available at www.sec.gov. Ironclad undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact

William Aisenberg, CFO

Bill.Aisenberg@ironclad.com

(972) 996-5664

IRONCLAD PERFORMANCE WEAR CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30, 2016 (Unaudited)	December 31, 2015
ASSETS
Current Assets
Cash and cash equivalents	$464,467	$276,981
Accounts receivable net of allowance for doubtful accounts of $30,000 and $30,000	7,308,559	8,857,768
Inventory net of reserve of $247,549 and $547,800	8,727,945	6,681,715
Deposits on inventory	108,597	171,593
Prepaid and other	923,147	610,417
Total Current Assets	17,532,715	16,598,474

Property and Equipment
Computer equipment and software	236,830	622,264
Furniture and equipment	290,203	308,398
Leasehold improvements	140,718	174,298
Less: accumulated depreciation	(269,311)	(767,047)
Total Property and Equipment, Net	398,440	337,913

Other Assets
Other Assets - Non-current	416,757	—
Trademarks and patents net of accumulated amortization of $74,425 and $68,094	182,897	125,895
Deposits	44,909	21,306
Deferred tax asset - long term	1,832,000	1,832,000
Total Other Assets	2,476,563	1,979,201

Total Assets	$20,407,718	$18,915,588

LIABILITIES & STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable and accrued expenses	$2,751,876	$3,358,724
Line of credit	5,964,578	3,224,780
Total Current Liabilities	8,716,454	6,583,504

Total Liabilities	8,716,454	6,583,504

Stockholders' Equity
Common stock, $0.001 par value, 172,744,750 shares authorized,
84,000,454 and 82,937,309 shares issued and outstanding at
June 30, 2016 and December 31, 2015, respectively	84,000	82,937
Additional paid-in capital	21,101,185	20,776,012
Accumulated deficit	(9,493,921)	(8,526,865)
Total Stockholders' Equity	11,691,264	12,332,084

Total Liabilities & Stockholders' Equity	$20,407,718	$18,915,588

IRONCLAD PERFORMANCE WEAR CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

	Three months ended		Six months ended
	June 30, 2016	June 30, 2015	June 30, 2016	June 30, 2015
REVENUES

COST OF SALES
Cost of sales	3,446,901	3,395,362	6,672,742	6,196,449

GROSS PROFIT	1,949,514	1,776,604	3,770,455	3,543,200

OPERATING EXPENSES
General and administrative	1,050,891	761,411	1,943,039	1,439,823
Sales and marketing	858,176	733,424	1,580,399	1,432,304
Research and development	163,359	158,132	326,111	313,602
Purchasing, warehousing and distribution	394,765	241,534	721,013	524,531
Depreciation and amortization	43,638	31,831	83,964	66,828

Total Operating Expenses	2,510,829	1,926,332	4,654,526	3,777,088

INCOME FROM OPERATIONS	(561,315)	(149,728)	(884,071)	(233,888)

OTHER INCOME (EXPENSE)
Interest expense	(47,493)	(20,193)	(83,680)	(34,942)
Interest income	25	7	25	14
Other income, net	—	—	—	—
Gain on disposition of equipment	—	—	—	—

Total Other Income (Expense), Net	(47,468)	(20,186)	(83,655)	(34,928)

NET LOSS BEFORE PROVISION FOR INCOME TAXES	(608,783)	(169,914)	(967,726)	(268,816)

Benefit from income taxes - current	—	—	670	—

NET LOSS	$(608,783)	$(169,914)	$(967,056)	$(268,816)

NET LOSS PER COMMON SHARE
Basic	($0.01)	($0.00)	($0.01)	($0.00)
Diluted	($0.01)	($0.00)	($0.01)	($0.00)

WEIGHTED AVERAGE COMMON SHARES
OUTSTANDING
Basic	83,449,762	81,132,811	83,230,756	81,011,664
Diluted	83,449,762	81,132,811	83,230,756	81,011,664